A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON CHARTERED ACCOUNTANTS

EXHIBIT 23.1

March 31, 2006

Lincoln Gold Corporation
Suite 350 – 885 Dunsmuir Street
Vancouver, BC
V6C 1N5

Attention: Mr. Paul F. Saxton, President

Dear Sirs:

Re: Lincoln Gold Corporation (the “Company”)
       Consent of Independent Auditors

We hereby consent to the inclusion of our report dated April 14, 2005 on the balance sheet of the Company as at December 31, 2004 and the related statements of operations, stockholders’ deficiency and cash flows for the year ended December 31, 2004 in the Company’s Form 10-KSB filed with the United States Securities and Exchange Commission on March 31, 2006.

Yours truly,

“Amisano Hanson”

Chartered Accountants

750 WEST PENDER STREET, SUITE 604 VANCOUVER CANADA V6C 2T7	TELEPHONE: 604-689-0188 FACSIMILE: 604-689-9773 E-MAIL: amishan@telus.net